INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 3rd day of June 2024, between Vanguard Scottsdale Funds, a Delaware statutory trust (the “Trust”), and Wellington Management Company LLP, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust offers a series of shares known as Vanguard Explorer Value Fund (the “Fund”); and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this “Agreement,” the Trust and the Advisor hereby agree as follows:

1.Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust’s Board of Trustees (the “Board of Trustees”) determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the “Wellington Management Portfolio”), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. (“Vanguard”). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided. The Advisor may engage any of its affiliates to assist it with providing its services under this Agreement (including affiliates located outside of the United States), provided that such services are provided in accordance with all Applicable Law (as defined below) and that Advisor will remain responsible for the performance of its obligations under the Agreement.

2.Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Wellington Management Portfolio; to continuously review, supervise, and administer an investment program for the Wellington Management Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust’s officers and the

Board of Trustees concerning the discharge of the foregoing responsibilities. All transactions will be consummated by payment to, or delivery by the custodian (the “Custodian”), of all cash and/or securities due to or from the Wellington Management Portfolio according to local market settlement conventions. The Advisor shall not act as custodian for the Wellington Management Portfolio. Notwithstanding any other provision in this Agreement, the Advisor shall not hold, directly or indirectly, funds or securities contained in the Wellington Management Portfolio or have any authority to obtain possession of them. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust’s officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable law (“Applicable Law”) and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein. The Advisor shall discharge its duties under this Agreement with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent investment professional acting in a similar capacity and familiar with such matters would use. “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Wellington Management Portfolio.

3.Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Wellington Management Portfolio, and is directed to seek to obtain best execution for such transactions, consistent with Section 28(e) of the Securities Exchange Act of 1934 and the Advisor’s Policy and Procedures on Order Execution. In selecting brokers or dealers to execute trades for the Wellington Management Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other Applicable Law, and the written policies and procedures established by the Board of Trustees and communicated to the Advisor in writing. The Advisor will act in good faith and with reasonable skill and care in the selection, use and monitoring of brokers and dealers. Unless otherwise instructed by the Trust in writing, the Advisor will effect foreign exchange transactions through the Custodian for income repatriation and when country- specific regulations and/or local market practice call for such execution. These transactions will be subject to the terms and conditions of the Trust’s agreement with its Custodian.

4.Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in Schedule A to this Agreement, payable quarterly in arrears.

5.Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request including but not limited to, information about changes in investment officers of the Advisor who are responsible for managing the Wellington Management Portfolio.

The Advisor is not the official pricing agent with respect to the Fund, but will provide reasonable assistance to the Trust in valuing the securities held in the Wellington Management Portfolio upon request (e.g., fair value recommendations). The Advisor endeavors to value all securities at fair market value as determined by the Advisor in good faith and in accordance with its pricing policies and procedures.

6.Compliance. The Advisor agrees to comply (and ensure that its affiliates providing services to the Fund comply) with all Applicable Law and all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.

7.Class Actions and Other Legal Proceedings. The Advisor will not compile or file claims or take any related actions on behalf of the Fund in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in the Wellington Management Portfolio. For the avoidance of doubt, the Advisor shall not sell or assign any litigation claims related to such securities without the express written consent of the Trust or Vanguard. The Advisor shall provide factual information in its possession as the Trust may reasonably request and shall forward any information it may receive about such actions to the Trust.

8.Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

9.Liability of Advisor. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

10.Limitations on Consultations. The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets. Subject to the foregoing, nothing contained in this Section 10 shall be deemed to prohibit the Advisor from consulting with any of its affiliated persons concerning transactions in securities or other assets.

11.Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast at a meeting called for the purpose of voting on such approval; such meeting shall be in person as required under Section 15(c) of the 1940 Act unless the Board of Trustees otherwise complies with the terms of an order or other guidance issued by the Securities and Exchange Commission granting an exemption from the in-person meeting requirement (“In-Person Exemptive Order”). In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days’ written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days’ written notice to the Fund. Any notice under this Agreement will be given in writing, and is deemed to have been provided upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine, e-mail or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).

If to the Fund, at

Vanguard Explorer Value Fund

P.O. Box 2600

Valley Forge, PA 19482

Attention: Daniel Reyes, LOKR

Telephone: 610-669-1000

Fax: N/A

Email: Daniel_Reyes@vanguard.com

If to the Advisor, at

Wellington Management Company LLP

280 Congress St.

Boston, MA 02210

Attention: Legal and Compliance

Facsimile: 617-790-7760 Email: Vanguard_WellingtonRelationshipTeam@ wellington.com

The parties consent to electronic delivery of any reports or other information that may be requested by a party or required to be delivered by the Advisor under this Agreement, or pursuant to Applicable Law, rule or regulation, including delivery of Part 2 of the Advisor’s ADV and any updates thereto. Each party represents that it has the means to, and will access, such disclosures in electronic format. The Advisor shall provide the Trust with hard copies of any such disclosures upon request. The Trust may revoke this consent upon written notice to the Advisor at any time.

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person (or as otherwise permitted under the terms of an In-Person Exemptive Order) at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 11, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

12.Representations of the Advisor. The Advisor represents, warrants, and agrees as follows:

A. The Advisor: (i) is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and will continue to be so registered for so long as this agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; and (v) will promptly notify the Trust and Vanguard of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Advisor has provided the information about itself set forth in the registration statement for the Fund and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Advisor Information”) and acknowledges that the Advisor Information is true and correct, contains no material misstatement of fact and does not omit any material fact required to be stated therein or necessary to make the statements therein not misleading. The Advisor further agrees to inform the Trust and Vanguard promptly if it becomes known to the Advisor that any material Advisor Information ceases to be true and correct, contains a material misstatement of fact or omits any material fact necessary to make the statements therein not misleading. Upon reasonable request, the Advisor will provide the Trust and Vanguard with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and copies of amendments thereto.

B. The Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Trust and Vanguard with a copy of such code of ethics. On at least an annual basis, the Advisor will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying the Advisor and its Access Persons have complied with the Advisor’s code of ethics with respect to the Wellington Management Portfolio and

(ii)identifying any material violations which have occurred with respect to the

Wellington Management Portfolio. In the event the Advisor has identified a material violation that has occurred with respect to the Wellington Management Portfolio, the Advisor agrees to promptly provide to the Trust and Vanguard such information as the Trust and Vanguard may reasonably request in connection herewith.

C.The Advisor has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Advisor, its employees, officers and agents. Upon reasonable request, the Advisor shall provide the Trust and Vanguard with access to the records relating to such policies and procedures as they relate to the Wellington Management Portfolio. The Advisor will also provide, at the reasonable request of the Trust or Vanguard, certifications, in a form reasonable acceptable to the

Advisor, attesting to such written policies and procedures.

13.Provision of Certain Information by the Advisor. The Advisor will promptly notify the Trust and Vanguard in the event the SEC or other governmental authority has censured the Advisor; placed limitations upon its activities, functions or operations; suspended or revoked its registrations, if any, as an investment adviser; or, to the best of the Advisor’s knowledge, has commenced proceedings or an investigation that is likely to result in any of these actions. In addition, the Advisor will notify the Trust and Vanguard of any change of control of the Advisor prior to or as soon after such change as possible.

14.Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records it maintains for the Wellington Management Portfolio are the property of the Trust and further agrees to surrender promptly to the Trust copies of any such records upon the Trust’s or Vanguard’s request, provided, however, that the Advisor may retain copies of any records to the extent required for it to comply with applicable laws and its internal record retention policies. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

15.Severability. If any provision of this Agreement is deemed or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

16.Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees, or Vanguard. In the event disclosure is required or requested as set forth herein, the Advisor will, to the extent permitted and reasonably practicable to do so under the circumstances then prevailing, provide prior written notice to the Trust to allow the Trust an opportunity to seek an appropriate protective order or other relief, provided that such prior notice shall not be required when the Advisor reasonable believes the request for disclosure is pursuant to a routine regulatory examination.

The Trust agrees not to make use of the investment decisions or recommendations of the Advisor, other than with respect to the Fund, without the written consent of the Advisor. For purposes of this provision, email constitutes written consent. In addition, each party shall use its best efforts to ensure that any of its agents or affiliates who may gain access to confidential information shall be made aware of its proprietary nature and shall likewise treat it as confidential.

17.Proxy Policy. The Advisor shall vote proxies solicited by or with respect to the issuers of securities in which the Wellington Management Portfolio may be invested in accordance with the Advisor’s proxy voting policies and procedures in a manner that complies with Applicable Law and regulations, and any additional operating policies or procedures that the Fund communicates to the Advisor in writing.

18.Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict- of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

19.Force Majeure. If and to the extent that the performance by either party (in such capacity, the “Affected Party”) of any of its obligations pursuant to this Agreement or any applicable order of any court or regulatory authority is prevented directly by any natural disaster, catastrophic weather event, terrorism, war, or riot (each, a “Force Majeure Event”), and such non- performance could not have been prevented by the Affected Party through the use of reasonable precautions (including the business continuity requirements set forth in this Agreement), then the Affected Party shall be excused for such non- performance of those obligations affected by the Force Majeure Event as long as such Force Majeure Event continues, provided that the Affected Party continues to use commercially reasonable efforts to recommence performance to the extent reasonably possible without delay. For the avoidance of doubt, a Force Majeure Event that renders Vanguard unable to transmit payments when due hereunder shall not excuse Vanguard from rendering such payment promptly upon the end of such Force Majeure Event. The Affected Party shall promptly notify the other party of the occurrence of the Force Majeure Event as soon as possible (and in any event, no later than one (1) business day after the Force Majeure Event has occurred and performance has recommenced) and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of the Force Majeure Event does not excuse, limit or otherwise affect Advisor’s obligation to provide either normal recovery procedures or any other disaster recovery services described herein except to the extent that such procedures or services are directly affected by such Force Majeure Event. Notwithstanding the foregoing, if a Force Majeure Event prevents, hinders, or delays performance by Advisor beyond fifteen (15) calendar days from the date of the occurrence of the Force Majeure Event, Vanguard will be entitled to terminate this Agreement for cause immediately upon notice to Advisor without regard to any cure period and without payment of any termination fee or other liability and may pursue any and all available rights and remedies.

20.Business Continuation. Advisor hereby represents, warrants and covenants to Vanguard that it (a) has and will maintain a disaster recovery and business continuation plan (“Business Continuity Plan”) designed to ensure the continued availability and provision of Advisor services throughout the term, (b) will update and revise such plan at least annually and following any significant business process or organization change, (c) will test the operability of such plan at least annually and revise such plan as necessary to ensure continued operability (including by correcting any material deficiencies identified by such testing in a commercially reasonable timeframe), and promptly provide Vanguard, upon request, with copies of all summary level reports and any other summaries resulting from such testing, (d) will, upon request by Vanguard not more frequently than annually, provide Vanguard information as to whether and when any audit of the plan was completed and, with respect to any such audit, promptly provide Vanguard with a copy of the summary level audit report and reasonable evidence, or a written confirmation, that any identified deficiencies have been corrected (or are being corrected in accordance with an appropriate plan and timetable), and (e) will activate such plan upon the occurrence of any event materially affecting the Advisor Services.

21.Electronic Signatures. The parties agree that this Agreement and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein.

Wellington Management		Vanguard Scottsdale Funds
Company LLP
/s/Desmond Havlicek	5/22/2024	/s/Mortimer J. Buckley	5/28/2024

Signature
Signature	Date		Date
Desmond Havlicek	Mortimer J. Buckley
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